Exhibit 99.1

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
FIRST QUARTER 2007 RESULTS
White Plains, NY, June 20, 2007 — Haights Cross Communications, Inc. (HCC) today reported results for the first quarter ended March 31, 2007.
Special Note Concerning the Financial Information Included Herein
As previously reported by HCC, the filing of HCC’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006 (“Annual Report”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 has been delayed as a result of its continuing investigation into matters of disagreement that one of its directors had expressed concerning certain disclosures in HCC’s proposed Compensation Discussion & Analysis to be included in the Annual Report. For information regarding this matter, we refer you to our Current Reports on Form 8-K filed on June 1, 2007 and April 17, 2007, and our Notification of Late Filing on Form 12b-25 filed on April 2, 2007.
First Quarter 2007 Results
Revenue for the first quarter 2007 was $52.9 million, an increase of $1.4 million, or 2.8%, from revenue of $51.5 million for the first quarter 2006, reflecting growth in the Library, Test-prep and Intervention, and Medical Education segments, offset by the continued decline in the K-12 Supplemental Education segment.
Revenue for the Library segment, representing our Recorded Books business, increased $1.8 million, or 9.9%, to $20.6 million for the first quarter 2007, resulting primarily from the growth in the core library channel.
Revenue for the Test-prep and Intervention segment grew $1.8 million, or 10.0%, to $19.6 million for the first quarter 2007. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $2.2 million, or 17.1%, for the quarter, reflecting the continued demand for our NCLB positioned test-prep products, partially offset by an Options Publishing revenue decline of $0.5 million for the quarter.

Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $2.6 million, or 32.2%, to $5.4 million for the first quarter 2007, we believe resulting from substantially increased competition in the supplemental education market as previously reported.
Revenue for the Medical Education segment increased $0.4 million, or 5.2%, to $7.4 million for the first quarter 2007 primarily due to Wellness channel revenue which includes newsletters, calendars and other ancillary products.
Income from operations increased $1.4 million to $6.0 million for the first quarter 2007, reflecting growth from the Library and Medical Education segments, flat performance from our Test-prep and Intervention segment and a significant decline in our K-12 Supplemental Education segment.
EBITDA, which we define as earnings before interest, taxes, depreciation, and amortization, increased $1.5 million, or 14.5%, to $11.9 million for the first quarter 2007, reflecting growth from the Library, Test-prep and Intervention, and Medical Education segments, partially offset by a significant decline in our K-12 Supplemental Education segment.
Capital expenditures — pre-publication costs relates to costs incurred in the development of new products. For the first quarter 2007, HCC invested $5.5 million in pre-publication costs, compared to $5.6 million during the first quarter 2006. HCC anticipates pre-publication expenditures of approximately $23.6 million for fiscal year 2007.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the first quarter 2007, HCC invested $0.6 million in property and equipment, compared to $1.2 million during the first quarter 2006. HCC anticipates expenditures of approximately $2.5 million for the fiscal year 2007.

Haights Cross Communications
First Quarter 2007 — Operating Highlights
Recorded Books
Recorded Books went live with its My Library Download Video (MLDV) service for public libraries. Over 500 subscribing libraries are offering this service and the volume of downloads has been greater than expected. Recorded Books School Division moved to the final stage of development of Dr. Janet Allen’s Plugged-in to Reading Level III, which will be available in the second quarter of 2007. Recorded Books Retail Division released a number of high-profile titles into bookstores — including Ten Days in the Hills, by Jane Smiley; Nixon and Mao, by Margaret MacMillan; Nineteen Minutes, by Jodi Picoult; and The Good Husband of Zebra Drive, the latest release in Alexander McCall Smith’s No. 1 Ladies Detective Agency series. WF Howes, Recorded Books’ UK division, participated in the Education Show at the NEC and mailed catalogs to schools in England and Scotland. These efforts were the beginning of Recorded Books’ initiative to build a UK School Division.
Triumph Learning/Buckle Down Publishing
Dr. Jerome Kaplan, one of the authors of Triumph Learning’s best-selling math Coach series, signed on to develop a new line of books that will be launched into key states in fall 2007. Triumph Learning made several significant executive appointments: Dina Goren was promoted to Senior Vice President, Publishing Operations, responsible for process reengineering and cost efficiencies throughout the company; Brian Gurley, who will continue his position as Chief Financial Officer, was also named Chief Operating Officer, and will oversee IT, warehouse, physical plant and shipping, and manufacturing activities in our Iowa, New York, and Massachusetts facilities; Marc Keller was promoted to Senior Vice President of Sales. Triumph Learning opened a satellite office in Manhattan to accommodate its growth.
Buckle Down Publishing introduced new Science Test Prep materials for AZ, NC, PA, AK, and NY; Reading Test Prep materials for NC, AK, and NY; and revised California Standards practice materials for ELA, Math, and Science.
Options Publishing
In January, Options launched Math in Minutes as a stand alone product as well as an instruction and practice component of its Minutes to Math Success Intervention Packages. Options signed development contacts to produce key fall 2007 products for Florida: Read, Think, and Write, a state specific standards based curriculum product; Comprehension Matters, a 30-book comprehension series for grades 3 to 8; Quick Start Math, a guided instructional math series for grades 1 to 8; and a revision of Best Practices in Reading for grades 1 to 8. Anne Souby was appointed Managing Editor. Options expanded its field sales staff to provide additional coverage in MA/RI, WI, OH, and KS; and also replaced existing territories in FL, CA, and CO.

Sundance/Newbridge Educational Publishing
Sundance introduced its Sundance Comprehension Strategies Kit in March, which is authored by Linda Gambrell, President of the International Reading Association. Sales are exceeding expectations.
Jeff Leist was appointed Senior Vice President and CFO; and Joe Berman joined the company as Publisher of Newbridge.
Oakstone Publishing
Oakstone Medical further expanded its MKSAP Audio Companion franchise by publishing Part B of the MKSAP Audio Companion “Q and A,” an original audio activity available for purchasers of the full Audio Companion product. The 30-hour program offers CME credit and is available to purchasers of the full MKSAP 14 Audio Companion. It also launched six new audio conferences and provided joint sponsorship accreditation for 12 activities with four organizations. CMEinfo launched its new website with improved e-commerce features and promotion tracking; recorded nine courses in partnership with five different partners, including University of California San Francisco, The Johns Hopkins University School of Medicine, Rehabilitation Institute of Chicago, The Society for Pediatric Radiology, and the Doheny Eye Institute and Jules Stein Eye Institute; and signed agreements to record 12 future courses with four medical institutions.
Personal Best/Oakstone Wellness Publishing launched its new “Walk A Day” walking journal; “Healthy Top Ten” poster series of 12 posters in this series; and “Get Fiscally Fit,” a new brochure series with six titles and refreshed oakstonewellness.com.

	Three Months Ended
	March 31,
Dollars in 000’s	2007	2006

Library	$20,592	$18,744

Test-prep and Intervention	19,592	17,810

K-12 Supplemental Education	5,386	7,940

Medical Education	7,363	6,996

Total Revenue	$52,933	$51,490

Operating Expenses	46,884	46,816

Income From Operations	6,049	4,674

Net Income/(Loss)	$(12,643)	$(12,529)

	Three Months Ended
Other Financial Data:	March 31,
	2007	2006

EBITDA by Segment:

Library	$6,836	$5,211

Test-prep and Intervention	5,872	5,417

K-12 Supplemental Education	(846)	406

Medical Education	1,513	862

Corporate	(1,506)	(1,530)

EBITDA	$11,869	$10,366

Adjusted EBITDA	$11,945	$10,500
“EBITDA” is defined as net loss before interest, taxes, depreciation, amortization, and discontinued operations. “Adjusted EBITDA” is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA as primary measures to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to depreciation, amortization, interest, taxes, and cumulative effects of accounting changes and discontinued operations that do not directly affect our operations.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitutes for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or capitalized pre-publication costs;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements and
•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting there usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.
Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
Dollars in 000’s	2007	2006

Net Income/(Loss)	$(12,643)	$(12,529)
Interest Expense and Other Including Income Taxes and Discontinued Operations	18,692	17,203

Income From Operations	6,049	4,674
Amortization of Pre-publication Costs	4,406	4,339
Depreciation and Amortization	1,414	1,353

EBITDA	$11,869	$10,366

Restructuring and Restructuring Related Charges	76	134

Adjusted EBITDA	$11,945	$10,500

Capital Expenditures	Pre-publication Costs		Total Capital Expenditures
	Three months ended March 31,		Three months ended March 31,
Dollars in 000’s	2007	2006	2007	2006

Library	$1,398	$1,179	$1,554	$2,001

Test-prep and Intervention	3,268	2,613	3,459	2,741

K-12 Supplemental Education	578	1,625	737	1,770

Medical Education	282	188	378	265

Corporate	—	—	12	1

Total Expenditures	$5,526	$5,605	$6,140	$6,778
Balance Sheet Data:

As of
Dollars in 000’s	March 31, 2007

Cash and Cash Equivalents	$53,293
Working Capital	$70,049

Long Term Debt including current portion:
Senior secured term loan	$125,825
11 3/4% senior notes (1)	172,028
12 1/2% senior discount notes	108,052
Series B senior preferred stock (2)	155,776

$561,681

Redeemable preferred stock:
Series A preferred stock (3)	39,975
Series C preferred stock (4)	1,947

$41,922

(1)	Face value at March 31, 2007 is $170,000

(2)	Approximate aggregate liquidation value as of March 31, 2007 of $157,517

(3)	Approximate aggregate liquidation value as of March 31, 2007 of $40,104

(4)	Approximate aggregate liquidation value as of March 31, 2007 of $4,054

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results, performances or achievements to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In addition, our ability to file our 2006 Annual Report on Form 10-K and subsequent reports will depend on the timing of completion of the CD&A review. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.